NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Mick Reynolds
	CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS
Continued Profitability, Reduction in Non-performing Assets and Core Deposit Growth Characterize the Quarter

EUGENE, Ore., January 19, 2011 -- Pacific Continental Corporation (Nasdaq: PCBK), the holding company of Pacific Continental Bank, today reported financial results for the fourth quarter and full year ended December 31, 2010.

Fourth quarter highlights:
•	Achieved 20% reduction in nonperforming assets from the end of the third quarter 2010.
•	Achieved sixth consecutive quarter and full year 2010 profitability.
•	Annualized average core deposit growth for the fourth quarter of 11.0% and for the full year of 17.5%.
•	Total risk-based capital ratio of 17.10%, significantly above the 10.0% minimum for “well-capitalized” designation.
•	Annualized pre-tax, pre-provision earnings remain strong at 1.75% of fourth quarter average assets.
•	Recognized by the Portland Business Journal as one of Oregon’s most admired companies.

“In this challenging economy, I am pleased with our financial results which includes both a significant fourth quarter reduction in our non-performing assets along with our sixth consecutive quarter of profitability,” said Hal Brown, chief executive officer. “While economic conditions continue to remain weak and uncertain, Pacific Continental has further strengthened its financial performance in all key areas, including core deposits, capital, profitability and credit quality. As such, we look to 2011 as a year of opportunity as we shift our focus from problem loan resolution to growth and revenue enhancement.” added Brown.

Net income for the fourth quarter 2010 was $1.2 million, compared to net income of $24 thousand for the fourth quarter 2009; and on a linked-quarter basis, net income was up $39 thousand from the third quarter 2010. Net income for the full year 2010 was $5.1 million, compared to a net loss of $4.9 million in 2009.

Earnings per share was $0.07 for the fourth quarter 2010, compared to $0.00 for the prior year fourth quarter. For the full year 2010, net income per share was $0.28, compared to net loss per share of $0.35 for the year 2009.

Non-performing assets, provisioning and loan statistics
Non-performing assets (“NPAs”) at December 31, 2010, totaled $46.3 million, or 3.82% of total assets, a decrease of $11.7 million for the quarter from $58.0 million, or 4.86% of total assets, at September 30, 2010.

The Company’s fourth quarter 2010 provision for loan losses was $3.3 million, down $500 thousand from third quarter 2010. The Company also realized a $690 thousand recovery from the sale of collateral on a non-accrual loan. While the provision remains elevated when compared to pre-recession periods, it has generally been trending down over the past seven quarters. During the fourth quarter of 2010, the Bank recognized net loan charge-offs of $4.4 million, down significantly from the $12.0 million recorded in the same quarter last year. For the full year 2010, net loan charge-offs totaled $11.8 million compared to $33.6 million for 2009. The allowance for loan losses as a percentage of outstanding loans at December 31, 2010, was 1.93%, compared to 2.01% and 1.42% at September 30, 2010, and December 31, 2009, respectively.

“As forecasted in our September 30, 2010, press release significant problem loan resolutions were achieved during the fourth quarter allowing for an $11.7 million or 20% reduction in non-performing assets as of December 31, 2010, including a number of recoveries,” said Roger Busse, president and chief operating officer. “We couldn’t be more pleased. Coupled with the anticipated resolutions expected during the first quarter of 2011, the results suggests a trend of continued contraction in problem assets,” added Busse.

Core deposit growth continues while loan demand remains soft
During the fourth quarter 2010, the Company continued to experience strong growth in its company-defined core deposit base. Quarterly average core deposit figures, a measure which reduces daily deposit volatility, showed fourth quarter 2010 average core deposits of $870.3 million, an increase of $23.5 million or 2.8% over the third quarter 2010 average. For the full year, 2010 average core deposits increased $123.2 million or 17.5% over the full year 2009 average. At December 31, 2010, period-end total deposits were $959.0 million compared to $827.9 million at December 31, 2009.

As expected, commercial loans reversed their negative growth trend and increased 3.9% to $243.0 million from December 31, 2009. Overall, steady lending activity was recorded during the fourth quarter, as the Bank booked 314 new and renewed loans totaling $92.3 million, 147 of which were new loans totaling $40.2 million. Since June 30, 2010, the Bank has booked 283 new loans for $80 million. The weak economic conditions together with the planned contraction in the construction and land development portfolios and resolution of problem loans led to a continued decline in period-end gross loans. Outstanding loans at December 31, 2010, were $857.0 million, down $26.0 million from the end of third quarter 2010. The decline in loans was expected due to transfers of problem loans to other real estate owned, resolution of problem loans, and the planned contraction in the Bank’s construction and land development portfolios which have declined $77.9 million over the past year and currently represent 9.7% of total gross loans, compared to 17.1% of total gross loans at December 31, 2009. Conversely, the Company’s securities portfolio grew by $86.3 million or 51.5% during the year 2010.

Capital levels
The Company’s capital ratios continue to be well above the minimum FDIC well-capitalized designated levels. At December 31, 2010, the Company’s Tier 1 leverage ratio, Tier 1 risk-based capital ratio, and Total risk-based capital ratio were 13.38%, 15.86%, and 17.10% as compared to 13.66%, 14.38%, and 15.63% at December 31, 2009. The FDIC’s minimum well-capitalized designation ratios are 5.00%, 6.00%, and 10.00%, respectively.

Net interest margin and earnings before loan loss provision and taxes
Earnings before loan loss provisions and taxes were $5.3 million and $22.8 million, or 1.75% and 1.92% of average assets, for the fourth quarter and full year 2010, respectively. Results for linked quarter, quarter-over-quarter, and year-over-year were all down from previous periods generally reflecting compression in the net interest margin and increased operating expenses partially offset by improvement in noninterest income.

The net interest margin for the current quarter was 4.60%, down 8 basis points from the 4.68% margin reported for third quarter 2010. For the full year 2010 the net interest margin was 4.72%, down 47 basis points from the net interest margin of 5.19% reported for the full year 2009. A decline in the net interest margin had been expected primarily due to a change in the mix of earning assets and the persistent low interest rate environment for investment securities. The strong growth in core deposits together with the net contraction in the loan portfolio resulted in a significant addition to the investment portfolio which at December 31, 2010, represented 21.0% of total assets versus 14.0% of total assets at year end 2009. While the difference between the yield on loans and the cost of interest bearing funds maintained a spread of between 4.88% and 4.98% for the annual reporting periods, the difference between the cost of funds and the yield on the securities portfolio changed dramatically from 3.58% for the full year 2009 to 1.81% for the full year 2010. This decrease in investment portfolio spread combined with the material increase in the size of the securities portfolio is the primary reason for the decline in the net interest margin. Looking forward, any additional decline in the investment security spread could be offset by more robust loan activity suggesting a stable or increasing net interest margin.

Changes in noninterest income are evident in all individual line items with the most significant change in merchant bankcard fees. Year-over-year comparison shows an increase in bankcard fees of $309 thousand, or 25.8%, reflecting both additional volume and increased margins. During the fourth quarter 2010 the Company also benefited by $164 thousand from ORE rental income and fees earned on negotiated ORE dispositions.

Year-over-year noninterest expense changes are also evident in all line items with the most significant reflected in personnel, FDIC assessments, ORE expense and other noninterest expense, primarily related to professional fees. Personnel expense for the year was up $666 thousand or 3.9% which occurred primarily in the fourth quarter. During the fourth quarter accrual adjustments for unused vacation and incentive compensation together with valuation changes in previously granted cash-settled stock appreciation rights (reflecting the fourth quarter increase in PCBK share prices) accounted for most of the year-over-year and linked quarter change with the remainder attributed to recent staff additions in Seattle and Portland.

Conference Call and Audio Webcast:
Management will conduct a live conference call and audio webcast for interested parties relating to its results for the fourth quarter and full year 2010 on Thursday, January 20, 2011, at 11:00 a.m. Pacific Time / 2:00 p.m. Eastern Time. To listen to the conference call, interested parties should call (866) 292-1418. The webcast will be available via Pacific Continental’s website (http://www.therightbank.com/). To listen to the live audio webcast, click on the webcast presentation link on the Company’s home page a few minutes before the presentation is scheduled to begin.

An audio webcast replay is typically available within twenty-four hours following the live webcast and will be archived for one year on the Pacific Continental website. Any questions regarding the conference call presentation or webcast should be directed to Maecey Castle, vice president and director of corporate communications, at (541) 686-8685.

About Pacific Continental Bank

Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. Pacific Continental, with $1.2 billion in assets, has established one of the most unique and attractive metropolitan branch networks in the Pacific Northwest with offices in three of the region's largest markets including Seattle, Portland and Eugene. Pacific Continental targets the banking needs of community-based businesses, health care professionals, professional service providers and nonprofit organizations.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards and recognitions from highly regarded third-party organizations including The Seattle Times, the Portland Business Journal and Oregon Business magazine. A complete list of the company’s awards and recognitions – as well as supplementary information about Pacific Continental Bank – can be found online at www.therightbank.com. Pacific Continental Corporation's shares are listed on the Nasdaq Global Select Market under the symbol "PCBK” and are a component of the Russell 2000 Index.

Forward-Looking Statement Safe Harbor
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the high concentration of loans of the company's banking subsidiary in commercial and residential real estate lending; adverse economic trends in the United States and the markets we serve affecting the Bank’s borrower base; a continued decline in the housing and real estate market; a continued increase in unemployment or sustained high levels of unemployment; continued erosion or sustained low levels of consumer confidence; changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs; vendor quality and efficiency; the company's ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; a tightening of available credit and other risks and uncertainties discussed in the sections titled “Risk Factors”, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, as applicable, from Pacific Continental’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.

PACIFIC CONTINENTAL CORPORATION
CONSOLIDATED INCOME STATEMENTS
(In thousands, except share amounts)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
Interest and dividend income
Loans	$13,577	$15,669	$56,810	$61,977
Securities	1,867	1,409	6,612	4,908
Federal funds sold & interest-bearing deposits with banks	5	1	11	5
	15,449	17,079	63,433	66,890

Interest expense
Deposits	2,224	2,473	9,293	9,553
Federal Home Loan Bank & Federal Reserve borrowings	538	686	2,325	2,691
Junior subordinated debentures	116	128	510	524
Federal funds purchased	5	8	44	83
	2,883	3,295	12,172	12,851

Net interest income	12,566	13,784	51,261	54,039

Provision for loan losses	3,250	7,000	15,000	36,000
Net interest income after provision for loan losses	9,316	6,784	36,261	18,039

Noninterest income
Service charges on deposit accounts	464	449	1,711	1,850
Bankcard fee income	427	297	1,505	1,196
Loan servicing fees	30	17	94	72
Mortgage banking income	125	59	270	306
Gain on sale of investment securities	-	-	45	-
Impairment losses on investment securities (OTTI)	-	-	(226)	-
Other noninterest income	444	257	1,250	981
	1,490	1,079	4,649	4,405

Noninterest expense
Salaries and employee benefits	4,603	4,083	17,657	16,991
Premises and equipment	882	793	3,462	3,225
Bankcard processing	170	125	594	506
Business development	342	229	1,273	1,501
FDIC insurance assessment	667	419	2,143	1,927
Other real estate expense	413	223	1,316	820
Other noninterest expense	1,711	1,580	6,649	6,192
	8,788	7,452	33,094	31,162

Income (loss) before provision for income taxes	2,018	411	7,816	(8,718)
Provision (benefit) for income taxes	827	387	2,724	(3,839)

Net income (loss)	$1,191	$24	$5,092	$(4,879)

Earnings (loss) per share:
Basic	$0.07	$0.00	$0.28	$(0.35)
Diluted	$0.07	$0.00	$0.28	$(0.35)

Weighted average shares outstanding:
Basic	18,405,939	16,862,572	18,399,245	13,961,310

Common stock equivalents
attributable to stock-based awards	11,741	41,122	13,284	-
Diluted	18,417,680	16,903,694	18,412,529	13,961,310

PERFORMANCE RATIOS
Return on average assets	0.39%	0.01%	0.43%	-0.43%
Return on average equity (book)	2.73%	0.06%	2.98%	-3.60%
Return on average equity (tangible) (1)	3.13%	0.07%	3.44%	-4.33%
Net interest margin	4.60%	5.07%	4.72%	5.19%
Efficiency ratio (2)	62.52%	50.14%	59.19%	53.32%

(1) Tangible equity excludes goodwill and core deposit intangible related to acquisitions.
(2) Efficiency ratio is noninterest expense divided by operating revenues. Operating revenues are net interest income plus noninterest income.

PACIFIC CONTINENTAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	December 31,	December 31,
	2010	2009
ASSETS
Cash and due from banks	$25,424	$16,698
Interest-bearing deposits with banks	267	272
Total cash and cash equivalents	25,691	16,970

Securities available-for-sale	253,907	167,618
Loans held for sale	2,116	745
Loans, less allowance for loan losses and net deferred fees	839,815	930,997
Interest receivable	4,371	4,408
Federal Home Loan Bank stock	10,652	10,652
Property and equipment, net of accumulated depreciation	20,883	20,228
Goodwill and other intangible assets	22,458	22,681
Deferred tax asset	10,188	7,177
Taxes receivable	-	5,299
Other real estate owned	14,293	4,224
Prepaid FDIC assessment	4,387	6,242
Other assets	1,415	1,872

Total assets	$1,210,176	$1,199,113

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Noninterest-bearing demand	$234,331	$202,088
Savings and interest-bearing checking	574,333	475,869
Time $100,000 and over	63,504	68,031
Other time	86,791	81,930
Total deposits	958,959	827,918

Federal funds and overnight funds purchased	-	63,025
Federal Home Loan Bank advances and other borrowings	67,000	130,000
Junior subordinated debentures	8,248	8,248
Accrued interest and other payables	3,731	4,260
Total liabilities	1,037,938	1,033,451

Shareholders' equity
Common stock, shares authorized: 50,000,000 at December 31,
2010 and 25,000,000 at December 31, 2009
issued & outstanding: 18,415,132 at December 31, 2010
and 18,393,773 at December 31, 2009	137,062	136,316
Retained earnings	33,969	29,613
Accumulated other comprehensive income (loss)	1,207	(267)
	172,238	165,662

Total liabilities and shareholders’ equity	$1,210,176	$1,199,113

CAPITAL RATIOS
Total capital (to risk weighted assets)	17.10%	15.63%
Tier I capital (to risk weighted assets)	15.86%	14.38%
Tier I capital (to leverage assets)	13.38%	13.66%
Tangible common equity (to tangible assets)	12.61%	12.15%
Tangible common equity (to risk-weighted assets)	15.18%	14.28%

OTHER FINANCIAL DATA
Shares outstanding at end of period	18,415,132	18,393,773
Shareholders' equity (tangible) (1)	$149,780	$142,981
Book value per share	$9.35	$9.01
Tangible book value per share (1)	$8.13	$7.77

(1) Tangible equity excludes goodwill and core deposit intangible related to acquisitions.

PACIFIC CONTINENTAL CORPORATION
SELECTED OTHER FINANCIAL INFORMATION AND RATIOS
(In thousands)
(Unaudited)

	December 31,
	2010		2009
	Dollars	Percent	Dollars	Percent
LOANS BY TYPE
Real estate secured loans:
Permanent Loans:
Multifamily residential	$57,850	6.8%	$68,509	7.2%
Residential 1-4 family	76,692	8.9%	86,795	9.2%
Owner-occupied commercial	201,286	23.5%	197,884	20.9%
Non-owner-occupied commercial	163,071	19.0%	147,605	15.6%
Other loans secured by real estate	23,950	2.8%	37,404	4.0%
Total permanent real estate loans	522,849	61.0%	538,197	56.9%
Construction Loans:
Multifamily residential	6,192	0.7%	18,472	2.0%
Residential 1-4 family	22,683	2.6%	41,714	4.4%
Commercial real estate	11,730	1.4%	38,921	4.1%
Commercial bare land and acquisition & development	25,587	3.0%	30,169	3.2%
Residential bare land and acquisition & development	17,263	2.0%	30,484	3.2%
Other	-	0.0%	1,582	0.2%
Total construction real estate loans	83,455	9.7%	161,342	17.1%
Total real estate loans	606,304	70.7%	699,539	74.0%
Commercial loans	243,034	28.4%	233,821	24.7%
Consumer loans	5,900	0.7%	6,763	0.7%
Other loans	1,730	0.2%	5,629	0.6%
Gross loans	856,968	100.0%	945,752	100.0%
Deferred loan origination fees	(583)		(1,388)
	856,385		944,364
Allowance for loan losses	(16,570)		(13,367)
	$839,815		$930,997

Real estate loans held for sale	$2,116		$745

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$17,769	$18,348	$13,367	$10,980
Provision for loan losses	3,250	7,000	15,000	36,000
Loan charge offs	(5,325)	(12,009)	(15,514)	(33,881)
Loan recoveries	876	28	3,717	268
Net charge offs	(4,449)	(11,981)	(11,797)	(33,613)
Balance at end of period	$16,570	$13,367	$16,570	$13,367

PACIFIC CONTINENTAL CORPORATION
SELECTED OTHER FINANCIAL INFORMATION AND RATIOS (Continued)
(In thousands)
(Unaudited)

	December 31,	December 31,
	2010	2009
NONPERFORMING ASSETS
Non-accrual loans
Real estate secured loans:
Permanent Loans:
Multifamily residential	$1,010	$-
Residential 1-4 family	6,123	704
Owner-occupied commercial	1,322	375
Non-owner-occupied commercial	8,428	-
Other loans secured by real estate	538	1,097
Total permanent real estate loans	17,421	2,176
Construction Loans:
Multifamily residential	1,985	4,409
Residential 1-4 family	2,493	4,903
Commercial real estate	1,671	5,537
Commercial bare land and acquisition & development	391	2,338
Residential bare land and acquisition & development	1,032	8,122
Total construction real estate loans	7,572	25,309
Total real estate loans	24,993	27,485
Commercial loans	8,033	5,268
Consumer loans	-	39
Total nonaccrual loans	33,026	32,792
90 days past due and accruing interest	-	-
Total nonperforming loans	33,026	32,792
Nonperforming loans guaranteed by government	(1,056)	(446)
Net nonperforming loans	31,970	32,346
Other real estate owned	14,293	4,224
Total nonperforming assets, net of guaranteed loans	$46,263	$36,570

LOAN QUALITY RATIOS
Allowance for loan losses as a percentage of total loans
outstanding, net of loans held for sale	1.93%	1.42%
Allowance for loan losses as a percentage of total
nonperforming loans, net of government guarantees	51.83%	41.33%
Net loan charge offs (recoveries) as a percentage of
average loans, annualized	2.03%	4.98%
Net nonperforming loans as a percentage of total loans	3.73%	3.43%
Nonperforming assets as a percentage of total assets	3.82%	3.05%

PACIFIC CONTINENTAL CORPORATION
SELECTED OTHER FINANCIAL INFORMATION AND RATIOS (Continued)
(In thousands)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
BALANCE SHEET AVERAGES
Loans (1)	$868,044	$954,543	$905,245	$959,899
Allowance for loan losses	(19,278)	(19,797)	(17,651)	(16,111)
Loans, net of allowance	848,766	934,746	887,594	943,788
Securities and short-term deposits	234,405	144,879	199,083	96,875
Earning assets	1,083,171	1,079,625	1,086,677	1,040,663
Non-interest-earning assets	113,863	95,893	102,612	89,308
Assets	$1,197,034	$1,175,518	$1,189,289	$1,129,971

Interest-bearing core deposits (2)	$640,777	$575,834	$610,928	$524,008
Non-interest-bearing core deposits (2)	229,526	188,310	216,154	179,886
Core deposits (2)	870,303	764,144	827,082	703,894
Non-core interest-bearing deposits	68,663	61,525	77,087	78,941
Deposits	938,966	825,669	904,169	782,835
Borrowings	80,077	177,354	111,623	207,431
Other non-interest-bearing liabilities	4,671	5,520	2,739	4,235
Liabilities	1,023,714	1,008,543	1,018,531	994,501
Shareholders' equity (book)	173,320	166,975	170,758	135,470
Liabilities and equity	$1,197,034	$1,175,518	$1,189,289	$1,129,971

Shareholders' equity (tangible) (3)	$150,834	$144,267	$148,187	$112,676

SELECTED MARKET DATA
Eugene market loans, net of fees, period end	$256,979	$259,435
Portland market loans, net of fees, period end	404,965	435,304
Seattle market loans, net of fees, period end	194,441	249,625
Total loans, net of fees, period end	$856,385	$944,364

Eugene market core deposits, period end (2)	$538,011	$492,012
Portland market core deposits, period end (2)	239,991	165,716
Seattle market core deposits, period end (2)	117,836	114,258
Total core deposits, period end (2)	895,838	771,986
Other deposits, period end	63,121	55,932
Total	$958,959	$827,918

Eugene market core deposits, average (2)	$525,937	$487,202	$510,366	$453,557
Portland market core deposits, average (2)	225,769	165,125	199,341	144,416
Seattle market core deposits, average (2)	118,597	111,817	117,375	105,921
Total core deposits, average (2)	870,303	764,144	827,082	703,894
Other deposits, average	68,663	61,525	77,087	78,941
Total	$938,966	$825,669	$904,169	$782,835

NET INTEREST MARGIN RECONCILIATION
Yield on average loans	6.35%	6.65%	6.40%	6.57%
Yield on average securities	3.17%	3.86%	3.33%	5.07%
Yield on average earning assets	5.66%	6.28%	5.84%	6.43%

Rate on average interest-bearing core deposits	1.15%	1.51%	1.28%	1.54%
Rate on average interest-bearing non-core deposits	2.13%	1.86%	1.89%	1.85%
Rate on average interest-bearing deposits	1.24%	1.59%	1.40%	1.61%

Rate on average borrowings	3.26%	1.84%	2.58%	1.59%
Cost of interest-bearing funds	1.45%	1.60%	1.52%	1.59%

Interest rate spread	4.21%	4.68%	4.32%	4.84%

Net interest margin	4.60%	5.07%	4.72%	5.19%

(1) Includes loans held-for-sale and loans held-for-investment.
(2) Core deposits include all demand, savings, & interest checking accounts, plus all local time deposits including local time deposits in excess of $100,000.
(3) Tangible equity excludes goodwill and core deposit intangible related to acquisitions.